Exhibit 99.2

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation discussion and analysis that follows describes Skyline Corporation’s (“Skyline”) compensation philosophy, policies and practices and discusses compensation decisions made by the compensation committee of the board of directors of Skyline during fiscal 2018 (as defined below), in each case, with respect to the following executive officers (referred to herein as Skyline’s “named executive officers”):

Name	Principal Position as of March 31, 2018
Richard W. Florea	President and Chief Executive Officer
Jon S. Pilarski	Chief Financial Officer
Jeffrey A. Newport	Chief Operating Officer
Robert C. Davis	Vice President, Manufacturing
Terrence M. Decio	Vice President, Marketing and Sales

In accordance with the Share Contribution & Exchange Agreement, dated as of January 5, 2018, by and between Skyline and Champion Enterprises Holdings, LLC (the “Exchange Agreement”), effective on June 1, 2018, each of the named executive officers was removed, without cause, from his position as an executive officer of Skyline and the employment of Mr. Florea was terminated. In connection with the closing of the transactions contemplated by the Exchange Agreement (the “Exchange”) on June 1, 2018, Skyline changed its name to Skyline Champion Corporation and certain of the named executive officers received compensation and benefits from Skyline Champion Corporation as described in that definitive proxy statement filed by Skyline with the U.S. Securities and Exchange Commission on April 25, 2018. Following the Exchange, the compensation committee of the board of directors of Skyline Champion Corporation is responsible for determining the compensation of the executive officers of Skyline Champion Corporation.

References to the compensation committee in this Compensation Discussion and Analysis section refer to the compensation committee of the board of directors of Skyline, as constituted during fiscal 2018. In connection with the completion of the Exchange, Skyline Champion Corporation changed its fiscal year to be a 52- or 53-week period that ends on the Saturday nearest March 31. As such, all references to fiscal 2018 herein are to the ten-month period ended March 31, 2018. Reference to fiscal 2017 and 2016 for Skyline are to the 12-month periods ended May 31, 2017 and 2016, respectively.

Overview of the Skyline’s Executive Compensation Program

Skyline’s compensation policy regarding its named executive officers was to provide an annual base salary, annual incentive bonus and employee benefits program that were competitive with those of companies of similar size, location, and industry as Skyline. The compensation committee also from time to time awarded equity-based compensation to key members of the executive team.

In addition, the compensation committee values the opinions of our stockholders and considered the outcome of Skyline’s annual say-on-pay stockholder vote in determining the structure of Skyline’s executive compensation program, as well as in making future compensation decisions. On September 29, 2017, 99% of votes cast voted in favor of Skyline’s fiscal 2017 executive compensation program, and Skyline interpreted this approval as an indication our stockholders generally have favorable views of the aspects of Skyline’s executive compensation program.

Process for Determining Executive Compensation

The compensation committee

The compensation committee was responsible for determining the compensation for Skyline’s named executive officers, including reviewing and approving corporate goals and objectives relevant to the named executive officers’ compensation, evaluating named executive officer performance in light of these goals and objectives and setting the named executive officers’ compensation level based on this evaluation, and making recommendations to the board of directors of Skyline regarding incentive compensation plans, equity based plans.

The role of management

When setting named executive officer compensation for fiscal 2018, the compensation committee considered recommendations from Skyline’s management. The named executive officers for whom compensation recommendations and proposals were discussed were not present during those discussions with the committee. When setting the fiscal 2018 compensation for Skyline’s Chief Executive Officer, the Chief Executive Officer was also not present during the discussions. The compensation committee retained the discretion to accept, adjust, or reject any recommendations and proposals concerning named executive officer compensation.

Role of compensation consultant

Prior to fiscal 2018 the compensation committee had retained retained Korn Ferry to assist the committee in reviewing and evaluating certain aspects of Skyline’s executive compensation programs, including developing a peer group, which consisted of the following companies: Thor Industries Inc., Winnebago Industries, Builders Firstsource, Patrick Industries Inc., Cavco Industries Inc., Nobility Homes Inc., Deer Valley Corporation, Meritage Homes Corporation, Hovnanian Enterprises Inc., MDC Holdings Inc., Beazer Homes USA Inc., William Lyon Homes and LGI Homes Inc. While the compensation committee did not use the service of a compensation consultant during fiscal 2018, it continued to use peer group data previously provided by Korn Ferry to assist it in making compensation decisions.

Components of Skyline’s Executive Compensation Program

Base salary

Each of the named executive officers was paid a base salary. Base salaries for the named executive officers had been reviewed by the compensation committee on an annual basis and were periodically increased based on factors such as market conditions, peer group data, the executive officer’s responsibilities and Skyline’s performance. The base salaries of the named executive officers were not increased during fiscal 2018.

Short-term incentive plan

In fiscal 2018, Skyline sponsored an Executive and Key Manager Bonus Compensation Plan (“Bonus Plan”), the payouts of which were calculated as a percentage of Skyline’s adjusted net income, which is net income, subject to adjustment for extraordinary items. Each of the named executive officers participated in this Bonus Plan in fiscal 2018. The plan reserved 10% of Skyline’s annual adjusted net income in the form a bonus pool and each named executive officer was allocated a portion of that bonus pool, based on his position at Skyline and level of responsibility as follows: Mr. Florea, 2.5%; Mr. Pilarski, 0.75%; Mr. Newport, 1.5%; Mr. Davis, 0.5%; and Mr. Decio, 0.75%. For the period beginning June 1, 2017 and ending June 3, 2018, prorated through the end of fiscal 2018, each named executive officer earned a bonus under this plan in the amount as follows: Mr. Florea, $209,351; Mr. Pilarski, $62,805; Mr. Newport, $125,610; Mr. Davis, $41,870; and Mr. Decio, $62,805.

Long-term incentive awards

Messrs. Florea and Newport were the only named executive officers who held equity awards prior to the Exchange. These awards were granted in the form of stock options and restricted stock. The compensation committee has historically only granted equity-based awards to Skyline’s most senior executive officers. In fiscal 2018, the compensation committee granted Mr. Florea awards of stock options and restricted stock. No other named executive officer received equity awards in fiscal 2018. When determining the grants to be made to Mr. Florea, the compensation committee considered peer group data provided by Korn Ferry, as described above. Stock options granted by Skyline were scheduled to vest in five annual installments and restricted stock was scheduled to vest in one installment on the fifth anniversary of the grant date.

Retirement plans

Skyline had a 401(k) plan where all employees, including the named executive officers, became eligible to participate in the 401(k) plan as of the June 1 or December 1 immediately following completion of six months of employment. Participants in the 401(k) plan have the ability to self-direct investments pursuant to various investment choices permitted under the plan. Employee deferrals under the 401(k) plan are 100% vested. Skyline in any year has the discretion to contribute employer contributions on a matching basis (based on participant 401(k) deferrals), or as a profit sharing contribution on the basis of compensation earned by participants. No employer contributions are required in any year and none were made in fiscal 2018.

Employee benefits

All of Skyline’s full-time employees, including Skyline’s named executive officers, were eligible to participate in Skyline’s health and welfare plans, including medical and dental benefits, life insurance benefits and short-term and long-term disability insurance. Skyline’s named executive officers participated in these plans on the same basis as other eligible employees. Skyline does not maintain any supplemental health or welfare plans for Skyline’s named executive officers.

Tax effects of executive compensation

Section 162(m) of the Internal Revenue Code, when applicable, disallows a tax deduction for compensation paid to certain individuals in a taxable year in excess of $1 million, excluding certain performance-based and other compensation that is subject to a special grandfathering rule. The compensation committee considered the deductibility limitations of Section 162(m) as one factor when it structured Skyline’s executive compensation arrangements, but retained flexibility to approve compensation arrangements that promoted the objectives of Skyline’s compensation program but that may not have qualified for full or partial tax deductibility.

Compensation risk assessment

During fiscal 2018, the compensation committee assessed Skyline’s compensation policies and practices to evaluate whether they created risks that were reasonably likely to have a material adverse effect on Skyline. Based on its assessment, the compensation committee concluded that Skyline’s compensation policies and practices, in conjunction with Skyline’s existing processes and controls, did not create incentives to take risks that were reasonably likely to have a material adverse effect on Skyline.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis that appears above with management. Based on such review and discussion, the compensation committee has recommended to the Company’s Board that the Compensation Discussion and Analysis that appears above be included herein.

Respectfully submitted, THE COMPENSATION COMMITTEE* Michael Bevacqua Michael Kaufman Daniel R. Osnoss Gary E. Robinette

* These individuals are the members of the compensation committee of Skyline Champion Corporation as of the filing of this Form 8-K. The members of the compensation committee of the board of directors of Skyline who were responsible for making compensation decisions for the named executive officers during fiscal 2018 were: John C. Firth, Thomas L. Eisele, Matthew W. Long and Samuel S. Thompson.

Summary Compensation Table

The following table sets forth information concerning the compensation earned by, awarded or paid to Skyline’s named executive officers for the fiscal periods ended March 31, 2018, May 31, 2017 and May 31, 2016, as applicable.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (3)	Total($)
Richard W. Florea	2018	309,475		—	184,500	181,373	209,351	884,699
President and Chief	2017	369,000		14,000	179,000	170,000	—	732,000
Executive Officer	2016	305,000	(2)	150,000	—	421,000	—	876,000

Jon S. Pilarski Chief Financial Officer	2018	191,544		—	—	—	62,805	254,349

Jeffrey A. Newport Chief Operating Officer	2018	208,654		—	—	—	125,610	334,264
	2017	230,000		8,000	37,000	49,000	—	324,000

Robert C. Davis Vice President, Manufacturing	2018	161,749		—	—	—	41,870	203,619

Terrence M. Decio Vice President, Marketing and Sales	2018	204,314		—	—	—	62,805	267,119
	2017	244,000		4,000	—	—	—	248,000
	2016	240,000		—	—	—	—	240,000

(1)	Amounts in these columns represent the aggregate grant date fair value of restricted stock and stock option awards granted in the relevant fiscal year computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 718, Compensation – Stock Compensation (“ASC 718”). For the assumptions made in the valuation of these stock and option awards in fiscal 2016, 2017 and 2018, see Note 13 to Skyline’s audited consolidated financial statements included in Item 8 of Skyline’s Annual Report on Form 10-K for fiscal 2017 and Note 9 to Skyline’s consolidated financial statements (unaudited) included in Skyline’s Quarterly Report on Form 10-Q for the quarter ended March 3, 2018.
(2)	Mr. Florea was appointed President and Chief Executive Officer effective July 27, 2015, which was during the second month of Skyline’s 2016 fiscal year. The salary figure for Mr. Florea shown in this table for fiscal 2016 represents the salary earned by Mr. Florea for the portion of fiscal 2016 during which he was employed by Skyline, at an annual base salary of $360,000.
(3)	Amounts represent bonuses earned by Skyline’s named executive officers under the Bonus Plan with respect to the period beginning on June 1, 2017 and ending on June 3, 2018, prorated through the end of fiscal 2018. See “Compensation Discussion and Analysis—Components of Skyline’s Executive Compensation Program—Short-term incentive plan” above.

Grants of Plan-Based Awards Table

The following table sets forth information regarding plan-based awards made to each of Skyline’s named executive officers during fiscal 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1) Target ($)	All Other Stock Awards: Number of Shares of Stock (#)(2)	All Other Option Awards: Number Of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name	Grant Date
Richard W. Florea	—	209,351	—	—	—	—
	7/13/17	—	30,000	—	—	184,500
	7/13/17	—	—	47,000	6.15	181,373
Jon S. Pilarski	—	62,805	—	—	—	—
Jeffrey A. Newport	—	125,610	—	—	—	—
Robert C. Davis	—	41,870	—	—	—	—
Terrence M. Decio	—	62,805	—	—	—	—
(1)	Amounts shown in the “Target” column represent bonuses earned by Skyline’s named executive officers under the Bonus Plan with respect to the period beginning on June 1, 2017 and ending on June 3, 2018, prorated through the end of fiscal 2018. As described in Skyline’s “Compensation Discussion and Analysis—Components of Skyline’s Executive Compensation Program—Short-term incentive plan” above, each named executive officer is eligible to receive a percentage of Skyline’s adjusted net income as follows Mr. Florea, 2.5%; Mr. Pilarski, 0.75%; Mr. Newport, 1.5%; Mr. Davis, 0.5%; and Mr. Decio, 0.75%. There is no threshold, target or maximum amount associated with such bonuses. It is expected that such amounts will be paid to the named executive officers no later than August 15, 2018.
(2)	Represents restricted stock granted to Mr. Florea, which by its terms was scheduled to vest in one installment on the fifth anniversary of the date of grant, generally subject to Mr. Florea’s continued employment. See “Compensation Discussion and Analysis—Components of Skyline’s Executive Compensation Program—Long-term incentive awards” above. In connection with the Exchange, all of Mr. Florea’s outstanding restricted stock became fully vested.
(3)	Represents stock options granted to Mr. Florea, which by their terms were scheduled to vest over five years from the date of grant, in five equal installments beginning on the first anniversary of the grant date, generally subject to Mr. Florea’s continued employment. See “Compensation Discussion and Analysis—Components of Skyline’s Executive Compensation Program—Long-term incentive awards” above. In connection with the Exchange, all of Mr. Florea’s outstanding stock options became fully vested.
(4)	The exercise price is equal to the closing price per share of Skyline’s common stock on the grant date, as reported on the NYSE American.
(5)	Reflects the grant date fair value of stock option and restricted stock awards granted in fiscal 2018 determined in accordance with FASB ASC 718. See footnote (1) to the “Summary Compensation Table.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment agreement with Mr. Florea

Skyline entered into an Executive Employment Agreement effective and dated as of June 25, 2015 with Richard W. Florea, Skyline’s President and Chief Executive Officer. Mr. Florea’s employment with Skyline terminated on June 1, 2018.

The initial term of the employment agreement continued until May 31, 2017, and it automatically renewed for successive one-year periods unless one of the parties gave 60-day prior notice of termination to the other party or the agreement was earlier terminated in accordance with its terms. The employment agreement provided Mr. Florea with an annual base salary of $360,000 (which was subsequently increased as reflected in the Summary Compensation Table above), and eligibility for an annual performance bonus for each of Skyline’s fiscal years in an amount up to 50% of his base salary based on the achievement of certain financial and operational goals for Skyline and Mr. Florea, as established by the Skyline board of directors. Mr. Florea’s entitlement to the annual performance bonus was superseded in fiscal year 2017 and fiscal 2018 by the Bonus Plan, which is described in the “Compensation Discussion and Analysis—Components of Skyline’s Executive Compensation Program—Short-term incentive plan” above.

Mr. Florea was also entitled to participate in the medical, life, and disability insurance plans, retirement plans, and other employee benefit plans and policies as established by Skyline from time to time upon the same terms as available to other executive officers of Skyline.

The employment agreement also provided for payments and benefits upon termination of Mr. Florea’s employment under certain conditions, as described under “Potential Payments Upon Termination or Change in Control” below.

Offer letters with Messrs. Pilarski, Newport and Davis

Skyline is party to offer letters with each of Messrs. Pilarski and Davis and, prior to his termination of employment on July 6, 2018, Mr. Newport. These offer letters set forth their initial base salaries, which have been subsequently increased.

Mr. Newport’s offer letter also stated that he would be eligible to participate in an executive annual or quarterly bonus program once the program is reactivated or once a new program is initiated and that he and his dependents would be eligible to participate in Skyline’s group health benefits and that he will be able to participate in Skyline’s 401(k) plan subject to satisfying the applicable eligibility criteria.

In addition to base salary, Mr. Davis’s offer letter provides for three weeks of vacation and eligibility for him and his dependents to participate in Skyline’s group health insurance benefits.

Mr. Decio is not party to an offer letter with Skyline.

Outstanding Equity Awards at March 31, 2018

The following table and footnotes set forth information regarding outstanding equity awards held by the named executive officers as of March 31, 2018.

	Option Awards (11)					Stock Awards (11)
Name	Number of securities underlying unexercised options (#) exercisable (1)		Number of securities underlying unexercised options (#) unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#) (2)		Market value of shares or units of stock that have not vested ($) (3)
Richard W. Florea	80,000	(4)	120,000	$3.12	6/25/2025	—		$—
	3,600	(5)	14,400	$14.90	1/10/2027	—		$—
	—		47,000	$6.15	7/13/2027	—		$—
	—		—	$—	—	12,000	(6)	$264,000
	—		—	$—	—	30,000	(7)	$660,000
Jon S. Pilarski	—		—	$—	—	—		$—
Jeffrey A. Newport	10,000	(8)	15,000	$4.55	2/1/2026	—		$—
	1,200	(9)	4,800	$12.39	2/27/2027	—		$—
	—		—	$—	—	3,000	(10)	$66,000
Robert C. Davis	—		—	$—	—	—		$—
Terrence M. Decio	—		—	$—	—	—		$—

(1)	The options to purchase common stock listed in this column each were scheduled to vest in annual equal installments over five years from the date of grant, generally subject to the named executive officer’s continued employment.
(2)	The figures listed in this column each represent a grant of shares of restricted stock under the Skyline’s 2015 Stock Incentive Plan (the “2015 Plan”), each of which was scheduled to vest in full on the fifth anniversary of each such grant, generally subject to the named executive officer’s continued employment.
(3)	The amounts in this column have been calculated by multiplying $22.00 (the closing price of Skyline’s common stock on the last trading day of fiscal 2018, which was March 29, 2018) by the number of shares of stock.
(4)	Remaining vesting dates were June 25 of each of 2018, 2019 and 2020.
(5)	Remaining vesting dates were January 10 of each of 2019, 2020, 2021 and 2022.
(6)	Remaining vesting date was January 10, 2022.
(7)	Remaining vesting date was July 13, 2022.
(8)	Remaining vesting dates were February 1 of each of 2019, 2020 and 2021.
(9)	Remaining vesting dates were February 27 of each of 2019, 2020, 2021 and 2022.
(10)	Remaining vesting date was February 27, 2022.
(11)	The vesting of the unvested portion of each of the stock option and restricted stock awards listed in the above table was accelerated in full in connection with the Exchange.

Option Exercises and Stock Vested

No named executive officers exercised stock options or became vested in stock awards during fiscal 2018.

Pension Benefits and Nonqualified Deferred Compensation

Pursuant to Skyline’s 1989 Deferred Compensation Plan (the “Deferred Compensation Plan”), participants in the Deferred Compensation Plan (or their estates or beneficiaries) will commence receiving payments of deferred compensation in fixed amounts no later than ninety (90) days following the participant’s retirement, permanent disability or death. If a participant’s employment is terminated due to “retirement” (as defined in the Deferred

Compensation Plan) on or after the participant’s eligibility date that is listed in Exhibit A to the Deferred Compensation Plan, Skyline will begin paying in monthly installments to the participant a fixed annual deferred compensation amount as set forth in the Deferred Compensation Plan, such annual amount to be paid for a period of ten years following the participant’s retirement.

Messrs. Pilarski and Decio are participants in the Deferred Compensation Plan and are entitled to annual deferred compensation amounts of $60,000 and $75,000, respectively. As of the end of fiscal 2018, Mr. Decio was vested in his benefits under the Deferred Compensation Plan, and under the general terms of the Deferred Compensation Plan, Mr. Pilarski will become eligible to receive amounts deferred under the Deferred Compensation Plan which are due to him as a result of his retirement when he reaches age 62. However, notwithstanding the foregoing, under the terms of the Deferred Compensation Plan, if there is a change in control of Skyline (defined as a change in ownership of more than 50% of Skyline’s common stock in one transaction) the rights of the participants will vest at the time of the closing of such transaction. The Exchange constituted a change in control of Skyline for purposes of this plan and, in connection with the Exchange, Mr. Pilarski became fully vested in his benefits under the Deferred Compensation Plan.

The following table provides the present value of the accumulated benefits under the Deferred Compensation Plan for each of Messrs. Decio and Pilarski.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments Made During Last Fiscal Year ($)
Terrence M. Decio	1989 Deferred Compensation Plan	—	617,764	—
Jon S. Pilarski	1989 Deferred Compensation Plan	—	373,308	—

(1)	In the event of death following retirement, Messrs. Decio’s and Pilarski’s beneficiaries are entitled to amounts of $75,000 and $40,000, respectively, for the remaining portion of the ten-year payout period following their respective deaths. For Mr. Decio, the annual death benefit and annual deferred compensation amounts are both $75,000. The figures in this table assume that Mr. Pilarski will not receive the death benefit amount during any portion of the time that he is receiving payments under the Deferred Compensation Plan.

Potential Payments Upon Termination or Change in Control

The employment agreement with Mr. Florea provided for severance payments and benefits in connection with specified termination events, subject to Mr. Florea’s timely and effective execution of a separation agreement provided by Skyline containing a release of claims and other customary terms and continued performance of the restrictive covenants described below. The other named executive officers were not entitled to any severance payments under any plans of or agreements with Skyline. Under the Exchange Agreement, however, they are eligible for severance benefits in accordance with the severance terms provided under that agreement, subject to such named executive officer signing and delivering a termination and release agreement, which may include restrictive covenants at Skyline’s discretion.

Mr. Florea

Under his employment agreement, Mr. Florea was entitled to receive severance benefits if his employment was terminated under certain circumstances. If Skyline terminated Mr. Florea’s employment without “Cause” (as defined in the employment agreement) in contemplation of a “Change in Control” (as defined in the employment agreement) or without Cause within six months after the occurrence of a Change in Control, then he was entitled to the following severance benefits: (i) his then-current base salary for an 18-month period; and (ii) all stock options granted to Mr. Florea on June 25, 2015 would have immediately vested. These severance benefits would have been payable to Mr. Florea in equal quarterly installments with the first installment payable on the first day of the seventh month after the date on which his employment was terminated. However, if Mr. Florea accepted other employment or other consulting engagements within the above-referenced 18-month severance period, his remaining severance payments would have been reduced by the total amount of the base salary earned by or paid to Mr. Florea in connection with his subsequent employment or engagement.

If Mr. Florea’s employment agreement was terminated for any reason other than in connection with a Change in Control as described in the preceding paragraph, he would have received his earned but unpaid base salary through the date of termination, any reimbursable business expenses, and any accrued but unpaid vested amounts under any of Skyline’s employee benefit plans, and if the termination was without “Cause,” severance payments equal to his then-current base salary for a 9-month period.

As described above, Mr. Florea’s employment was terminated following the end of fiscal 2018 in connection with the Exchange. At the time of his termination of employment, he entered into a separation and release agreement, the terms of which amended the severance provisions of his employment agreement to provide for a lump sum severance payment.

Messrs. Pilarski and Newport

Pursuant to the Exchange Agreement, if Mr. Pilarski or Mr. Newport are still employed as of the Exchange, and if Mr. Pilarski or Mr. Newport’s employment is terminated, other than for cause, within 12 months after the consummation of the Exchange, then the terminated named executive officer will be entitled to severance pay equal to: (A) in the case of Mr. Newport, 26 weeks of pay, at the base rate of pay in effect for Mr. Newport at the time of termination, or (B) in the case of Mr. Pilarski, 52 weeks of pay, at the base rate of pay in effect for Mr. Pilarski at the time of termination. The executives will receive their severance in substantially equal installments on the same schedule as payments are made under Skyline’s regularly scheduled payroll practice. Receipt of severance payments is conditioned on the named executive officer’s execution of a termination and release agreement, which may, at Skyline’s discretion, include restrictive covenants.

Mr. Newport’s employment with the Company terminated on July 6, 2018 and, in connection with such termination, he became entitled to the severance described above.

Messrs. Davis and Decio

Pursuant to the Exchange Agreement, if Mr. Davis or Mr. Decio are still employed as of the occurrence of the Exchange, and if Mr. Davis or Mr. Decio’s employment is terminated, other than for cause, within 12 months after the Exchange occurs, then the terminated named executive officer will be entitled to severance pay equal to equal to one week of pay, at his base rate of pay in effect at the time of termination, for each full year of continuous service with Skyline, with a minimum of four weeks and a maximum of 26 weeks. The executives will receive their severance in substantially equal installments on the same schedule as payments are made under Skyline’s regularly scheduled payroll practice. Receipt of severance payments is conditioned on the named executive officer’s execution of a termination and release agreement, which may, at Skyline’s discretion, include restrictive covenants.

Mr. Pilarski

Please refer to the section above titled “Pension Benefits and Nonqualified Deferred Compensation” for a discussion of the impact of a change of control on Mr. Pilarski’s entitlement to benefits under the Deferred Compensation Plan.

Equity Awards

Under the Exchange Agreement, each incentive equity award that Skyline had granted to each of Messrs. Florea and Newport under the 2015 Plan (all of which were subject to vesting or other lapse restrictions) that was outstanding upon the occurrence of the Exchange fully vested in connection with the consummation of the Exchange, and such vesting was subject to each of Messrs. Florea and Newport executing and delivering to Skyline a release of claims with respect to such equity awards prior to the occurrence of the accelerated vesting.

Please also see the section above titled “Potential Payments Upon Termination or Change in Control – Mr. Florea” for a description of a provision in Mr. Florea’s employment providing for double-trigger accelerated vesting of Mr. Florea’s 2015 stock option award in connection with a change in control of Skyline.

Restrictive covenants

Pursuant to his employment agreement, Mr. Florea is bound by certain restrictive covenants, including covenants relating to confidentiality and assignment of intellectual property rights, as well as covenants not to compete with Skyline or to solicit Skyline’s customers, prospective customers, employees or other service providers during employment and generally for a period equal to the time that Mr. Florea receives severance payments following termination of his employment without Cause.

Estimated severance payments

The following tables set forth the dollar value of the estimated payments and benefits that would have become due to Mr. Florea in each of the termination scenarios described above, assuming the applicable triggering event occurred on March 31, 2018. As described above, Mr. Florea’s employment terminated without cause in connection with the Exchange and he was paid $556,200 of severance shortly after the consummation of the Exchange. The actual values associated with the accelerated vesting of Mr. Florea’s stock options and restricted stock were different than the values reflected in the below table because the actual amounts were based on a per share price at the close of trading on the date that the Exchange was consummated. Severance amounts for other named executive officers are not included because they would not have been entitled to severance had their employment terminated on March 31, 2018 because the Exchange had not been consummated on this date.

Richard W. Florea	Termination by Skyline Without Cause in Connection with a Change in Control (1)	Termination by Skyline Without Cause Not in Connection with a Change in Control (1)
Severance payments	$556,200	$278,100
Accelerated vesting of stock options	3,112,790 (1)	755,200 (1)
Accelerated vesting of restricted stock	924,000 (1)	—
Total	4,592,990	1,033,300

(1)	The value of the accelerated vesting was calculated based on a per share price of $22.00 (the closing price of Skyline’s common stock on the last trading day of fiscal 2018, which was March 29, 2018), less, in the case of stock options, their applicable exercise prices.

DIRECTOR COMPENSATION

During fiscal 2018, directors who are not employees of Skyline received an annual fee of $20,000 payable in quarterly installments and receive $1,000 for each meeting of the board of directors or committee he attended. In addition, the non-executive Chairman received an annual fee of $110,000. The Chairman of the Audit Committee received $4,000 annually and the remaining members of the Audit Committee received $3,000 annually, payable in quarterly installments. Chairmen of the other committees who are not employees of Skyline received an additional $3,000 annually, and members of the other committees who are not employees of Skyline received an additional $2,000 annually, payable in quarterly installments. Members of a Special Committee formed to explore strategic alternatives each received an annual fee of $15,000.

Director Compensation for fiscal 2018

The following table summarizes payments made to directors for fiscal 2018. Mr. Florea received no compensation as a director of Skyline. The compensation received by Mr. Florea as an executive officer of Skyline during fiscal 2018 is reflected in the section titled “Summary Compensation Table” above.

Name	Fees Earned or Paid in Cash ($)
Arthur J. Decio	15,000
John C. Firth	156,750
Thomas L. Eisele	15,500
Matthew W. Long	19,500
Samuel S. Thompson	74,000
John W. Rosenthal, Sr.	73,750
Jerry Hammes	14,750
William H. Lawson	10,417
David T. Link	14,750

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, Skyline (“we”, “our”) is providing the following information about the relationship of the total annual compensation of its employees and the total annual compensation of the Chief Executive Officer. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Because Securities and Exchange Commission rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported below.

For fiscal 2018, the median of the annual total compensation of all our employees (other than our Chief Executive Officer) was $31,045. For fiscal 2018, the annual total compensation of our Chief Executive Officer as reported in the “Total” column of our 2018 Summary Compensation Table, was $884,699. Based on this information, the ratio of annual total compensation of the Chief Executive officer to the median of the annual total compensation of all other employees for fiscal 2018 is estimated to be 28.5 to 1.

To identify the median of the annual total compensation of all employees, as well as to determine the annual total compensation of the median employee, we took the following steps:

•	As of December 31, 2017, our employee population consisted of approximately 1,231 individuals, all of whom were located in the United States. This population consisted of all of full-time and part-time, and seasonal employees. This population does not include independent contractors or leased workers who were engaged through an unaffiliated third-party staffing agency.

•	To identify the “median employee” from the employee population, we used gross wages for 2017. We did not annualize the compensation of any individuals who were employed for less than the full calendar year.

•	We identified our median employee using this compensation measure, which was consistently applied to all of our employees who were included in the calculation. Since all of our employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments in identifying the “median employee.”

•	Once we identified our median employee, we combined all of the elements of such employee’s compensation for fiscal 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $31,045.